CONTACT
Larry Thede	Sherry Beck
Quovadx, Inc.	Rogue Wave Software, Inc.
(720) 554-1346	(303) 545-3264

QUOVADX TO ACQUIRE ROGUE WAVE IN STOCK AND CASH EXCHANGE
OFFER VALUED AT $6.85 PER SHARE

— Transaction Expected to be Immediately Accretive to Quovadx Earnings—
—Broadens Quovadx Tools Offerings and Industry Reach with Strong, Established Brand—

ENGLEWOOD, CO, and BOULDER, CO, November 4, 2003 – Quovadx, Inc. (Nasdaq: QVDX), a global platform software and vertical solutions company, and Rogue Wave Software, Inc., (Nasdaq: RWAV), a leading provider of reusable software components and services that facilitate application development, have signed a definitive agreement for the acquisition of Rogue Wave by Quovadx. The acquisition, structured as an exchange offer, provides that Quovadx will acquire all of the outstanding stock of Rogue Wave for $4.09 in cash and 0.5292 of a share of Quovadx common stock for each share of Rogue Wave common stock. Based on the average closing price of Quovadx stock for the five trading days ending yesterday, the aggregate consideration is valued at $6.85 per share. The total value of the transaction, including approximately $33 million of acquired cash, is $71 million. The transaction value, net of acquired cash, is $38 million.

Rogue Wave’s widely recognized technology brand, strong global presence, large established customer base and recent focus on Web services combined with Quovadx’s application development technology, adaptive applications and leadership position in Web services will position the combined company as a powerful competitor in the large and growing market for Web services and application development. Rogue Wave brings an established high margin product line to Quovadx and strong customer relationships in the financial services and telecommunications industries and with independent software vendors (ISVs). Rogue Wave is recognized worldwide as a leading provider of C++ development software. The company offers new and established products that facilitate C++ application development.

Rogue Wave has over 18,000 customers and has sold over 300,000 software licenses worldwide. The combination of Rogue Wave’s ISV relationships and customer base in financial services and telecommunications together with Quovadx’s premier customer base in the healthcare industry is expected to create an application deployment platform company with the broadest industry reach and depth of technology solutions. Rogue Wave’s highly valued brand and excellent reputation together with QUOVADX™ technology will help customers unlock the business value of legacy systems and allow them to quickly and efficiently build applications on proprietary systems and data warehouses.

“This acquisition will further establish Quovadx as a leading technology provider and allows us to advance our strategy of entering new markets and extending and strengthening our competencies in application development,” said Lorine Sweeney, president and chief executive officer of Quovadx. “The scale and scope of the combined company will enable us to better serve our customers and quickly bring new products to new markets and new geographies. This combination will help solidify our leadership position in developing service-oriented applications and Web services offerings. Rogue Wave is a household name among application developers and their brand will extend the recognition of our technology offerings worldwide. They are a profitable company and we believe that this transaction will be accretive to our full year 2004 results.”

        “We believe that combining the strengths of Quovadx and Rogue Wave allows us to deliver superior products to a broader market. It also allows us to accelerate our ability to solidify a strong competitive position in the emerging Web services market,” said Kathleen Brush, chief executive officer of Rogue Wave. “The acquisition will shorten the development time for new products, enabling Rogue Wave to better execute the strategy announced earlier this year. We look forward to working with the Quovadx team to bring new products and new solutions to our worldwide customer base.”

“This is a natural progression in our evolution,” stated Ms. Sweeney. “Rogue Wave has been a leading provider for C++ development products for over a decade. This transaction will diversify our business mix and broaden our revenue base. I look forward to growing our combined presence in new and existing markets.”

Under the terms of the merger agreement, Quovadx will commence an exchange offer for the outstanding shares of Rogue Wave stock. The offer is subject to certain conditions, as will be described in the offer to purchase, letter of transmittal and related documents. The exchange offer is expected to close early in the first quarter of 2004. The acquisition has been approved by the board of directors of each company. First Albany Corporation acted as financial advisor to Quovadx, Inc. Bryant Park Capital acted as financial advisor to Rogue Wave Software, Inc.

Web Cast and Conference Call

Quovadx will host a conference call today, November 4, 2003, at 9:10 a.m. (EST), for investors and analysts to discuss the transaction. To participate in the call, please dial 877.236.3957 and enter conference ID 3831554. The call will also broadcast live over the Internet and can be accessed through a link on the company’s web site at:

http://www.quovadx.com/investors/calendar.jsp.     A replay will be available by calling 800.642.1687 and entering conference ID 3831554. The replay will be available through November 14, 2003.

About Quovadx, Inc.

Quovadx (Nasdaq: QVDX) is a global software company, based in Englewood, CO, that helps organizations redevelop, extend and integrate customizable applications with the flexibility of open standards. The company’s products and services have been proven to optimize business processes and deliver lasting customer value to over 3,600 organizations around the world. At the center of the QUOVADX approach are Adaptive Frameworks, which are flexible, packaged application solutions. Adaptive Frameworks support rapid customization to meet specific client and industry requirements that are challenged by restricted budgets and zero tolerance for error. These industries include healthcare, life sciences, media and entertainment, financial services, manufacturing and government. With more than 550 employees, Quovadx operates internationally with locations in ten major U.S. metropolitan cities and one in the United Kingdom. For more information, please visit http://www.quovadx.com.

About Rogue Wave Software, Inc.

Rogue Wave Software, Inc. (Nasdaq: RWAV) is a leading global software and consulting services company. Its large-scale, platform-independent business frameworks, components and services provide the fastest way to deliver durable mission-critical applications. Today more than 300,000 developers at the world’s leading companies use Rogue Wave products to develop comprehensive, enterprise-level general business and e-business applications. With headquarters in Boulder, Colo., Rogue Wave has offices located throughout the United States, Europe and Asia and can be found on the Internet at www.roguewave.com. Additional Information Quovadx intends to commence an exchange offer and to file with the Securities and Exchange Commission (SEC) a Schedule TO and Registration Statement on Form S-4 relating to the exchange offer. Rogue Wave intends to file a Solicitation/ Recommendation Statement on Schedule 14D-9 with the SEC relating to the exchange offer. Quovadx expects to mail a Prospectus/Offer to Exchange and related offer materials to stockholders of Rogue Wave, and Rogue Wave expects to mail a Schedule 14D-9 to its stockholders. Investors and security holders are urged to read these documents carefully when they are available because they will contain important information about the transaction. Documents filed by Quovadx with the SEC may be obtained without charge at the SEC’s website at www.sec.gov and at Quovadx’s website at www.quovadx.com. Documents filed by Rogue Wave with the SEC may be obtained without charge at the SEC’s website and at Rogue Wave’s website at www.roguewave.com.

In addition to the Registration Statement on S-4, Schedule TO, Prospectus/Offer to Exchange and Schedule 14D-9, Quovadx and Rogue Wave file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Quovadx or Rogue Wave at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at any of the commission’s other public reference rooms in New York, N.Y. and Chicago, Ill. Please call the SEC at 800-SEC-0330 for further information on the public reference rooms. Quovadx and Rogue Wave filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the commission at www.sec.gov.

Cautionary Statement

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing and expected completion of the Rogue Wave acquisition, the anticipated effect of the acquisition on Quovadx’s sales growth, revenue, cost structure, earnings and financial condition, the anticipated improvement in Quovadx’s position in the industry in which it competes as a result of the transaction, and the expected effect of the transaction on Quovadx product offerings. These statements reflect management’s current expectations regarding future events, speak only as of the date of this release, and may differ materially from actual future events. These statements are subject to a number of risks and uncertainties, including the potential inability to satisfy the closing conditions for the Rogue Wave acquisition, potential difficulties in the assimilation Rogue Wave’s operations, technologies and products, the risk of loss of key personnel of Rogue Wave, diversion of management attention from other business concerns, and risk that the foregoing and other factors will not yield the expected accretion in the future. We do not undertake any obligation to update or correct any forward-looking statements included in this release to reflect events or circumstances occurring after the date of this release.

# # #

QUOVADX is a trademark of Quovadx, Inc., and Rogue Wave is a registered trademark of Rogue Wave Software, Inc. All other company and product names mentioned may be trademarks of the companies with which they are associated.

# # #

-A Fact Sheet is Attached-

Fact Sheet – November 4, 2003

  $71 Million Transaction, including $33 million of acquired cash
    $4.09 Cash per share ($42 million)
    0.5292 QVDX share per RWAV share
      5.5 million new QVDX shares to be issued
  Expected to be Immediately Accretive to Quovadx Earnings
  Anticipated Closing: Early First Quarter, 2004

Strategic Fit
Rogue Wave:

  Household Name with Application Developers
  Leading Provider for C++ Development Products for Over a Decade
  Mature, Cash Generating SourcePro Offerings
  Emerging LEIF Offering, Creating Web Services Interfaces to C++ Legacy Applications
  Strong Presence in Financial Services, Telecommunications, and with Independent Software Vendors (ISVs)
  18,000 Customers, 300,000 Licenses Worldwide

Quovadx:

  Recognized Integration and Application Development QDX™ Platform V, and Adaptive Application Offerings
  Leadership Position in Web services
  Complementary Application Development Focus, R&D Efforts
  Growing Sales Force and Distribution Network
  Strong Healthcare Customer Base

Financial Summary:	Rogue Wave	Quovadx
Trailing 12 Months:
Revenue:	$32.9 million	$72.3 million
Gross Profit:	$29.6 million	$28.2 million
Gross Margin:	90%	39%
R&D Expense:	$6.2 million	$9.4 million
SG&A Expense:	$17.4 million	$29.0 million

September 30, 2003 Balance Sheet Summary:
Cash & Equivalents:	$32.7 million	$34.9 million
Working Capital:	$29.5 million	$35.9 million
Total Assets:	$40.7 million	$118.1 million
Shares Outstanding:	10.3 million	33.0 million
Employees:	105	569